EXHIBIT 99.6
                                                                    ------------

                                 PROMISSORY NOTE


$500,000                                                       Chicago, Illinois
                                                         Date: December __, 2000


         For value received the undersigned ("Maker") unconditionally promises to pay to the order of Marshall Capital Management, Inc. ("Payee"), at Payee's offices at _____________ in lawful money of the United States of America, the principal sum of Five Hundred Thousand Dollars ($500,000). The principal amount of this Note, together with any other amounts payable hereunder, shall be due and payable on December 31, 2001. No payment shall be due on this note if (a) a registration statement permitting the resale of all Registrable Shares, as that term is used in the Exchange Agreement of even date herewith by and between Maker and Payee is effective and available for sale of all such Registrable Shares for not less than 20 trading days during the period beginning November 15, 2001 and ending December 31, 2001 AND (b) the average closing price for the shares of Common Stock of Maker on the last 20 trading days during such period when the registration statement is so effective and available for sale exceeds $3.00 per share (adjusted to reflect any stock splits, reverse stock splits, stock dividends or similar events).

         The principal sum hereof shall bear no interest, except that interest shall be payable only after default, at nine percent (9%) per annum. This Note may be prepaid at any time, in whole or in part, without premium or penalty. Prepayments shall first be applied to accrued and unpaid interest, if any, then to principal.

         The institution of bankruptcy, reorganization or insolvency proceedings by or against Maker (by any party other than the holder of this Note) and, if instituted against Maker, consent to such proceedings by Maker or failure to dismiss such proceedings within sixty (60) days after such institution shall constitute an "Event of Default" under this Note. Upon the occurrence and during the continuance of any Event of Default hereunder, the entire balance of principal, accrued interest, and any other sum owing hereunder shall, at the option of Payee, become at once due and payable without prior notice or demand.

         The undersigned hereby waives demand, presentment for payment, notice of non-payment, notice of protest of this Note and the right to assent in any action or proceeding with regard to this Note, or any set-offs or counterclaims which the undersigned may have. No failure or delay by Payee in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right exclude the further exercise thereof of the exercise of any other right.
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         This Note shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made therein.




                                                     ON TECHNOLOGY CORPORATION



                                                     By:______________________














































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